Exhibit 2.4

PURCHASE AND SALE AGREEMENT1

BY AND AMONG

DASEKE, INC.,

DASEKE RM LLC,

and

LYONS CAPITAL, LLC,

dated

December 1, 2017

[1]

The appearance of [*] denotes confidential information that has been omitted from this Exhibit 2.4 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

	4.27	Disclosure	32

V.	Representations and Warranties of Buyer		32
	5.1	Incorporation; Power and Authority	32
	5.2	Valid and Binding Agreement	32
	5.3	No Breach; Consents	32
	5.4	Brokerage	32
	5.5	Securities	33
	5.6	Reorganization Treatment	33

VI.	Agreements of Seller		33
	6.1	Affiliated Transactions and Affiliated Indebtedness	33
	6.2	Excluded Assets	33
	6.3	Non-Competition; Non-Solicitation	34
	6.4	Landlord Consents	34
	6.5	Annual Financial Statements	35
	6.6	Minimum Equity of Seller	35

VII.	Agreements of Buyer		35
	7.1	Books and Records, Access After the Closing Date	35
	7.2	Additional Covenants	35
	7.3	Release of Purchase Escrow Funds	35

VIII.	Indemnification		35
	8.1	Indemnification by Seller	35
	8.2	Indemnification by Buyer	37
	8.3	Third Party Action	38
	8.4	Sole and Exclusive Remedy	39
	8.5	No Circular Recovery	39
	8.6	Tax Adjustment	39
	8.7	Types of Losses	39
	8.8	Survival	40
	8.9	Materiality	40
	8.10	Investigation	40

IX.	Holdback		40
	9.1	Holdback Shares; Expiration of Holdback	40
	9.2	Release of Holdback Shares from Pledge Agreement	40

X.	Tax Matters		40
	10.1	Tax Returns; Payment of Taxes	40
	10.2	Cooperation	41
	10.3	Consistent Tax Treatment	42
	10.4	Transfer Taxes	42

XI.	General		42

11.1	Press Releases and Announcements	42
11.2	Expenses	42
11.3	Further Assurances	42
11.4	Entire Agreement; Amendment and Waiver	43
11.5	Notices	43
11.6	Assignment	44
11.7	No Third Party Beneficiaries	44
11.8	Signatures; Counterparts	44
11.9	Governing Law	44
11.10	Arbitration	45
11.11	Consent to Jurisdiction	45
11.12	Specific Performance	46
11.13	Waiver of Jury Trial	46
11.14	Construction	46
11.15	Time of Essence	47
11.16	Confidentiality	47
11.17	Seller Release	47
11.18	Liability of Buyer Affiliates	48

Exhibits and Schedules

Exhibits
Exhibit A	Excluded Assets
Exhibit B	Purchase Escrow Agreement
Exhibit C	Specific Retained Liabilities
Exhibit D	Roadmaster Equipment Merger
Exhibit E	Roadmaster Group Merger

Schedules

2.4(f)	Required Consents
2.4(i)	Terminated Intercompany Transactions
3.3	Consents and Authorizations
4.1	Incorporation and Foreign Qualifications
4.2	Companies’ Consents and Authorizations
4.3	Capitalization
4.4	Subsidiaries
4.5(a)	Latest Financial Statements
4.5(b)	Annual Financial Statements
4.6	Undisclosed Liabilities
4.8	Absence of Certain Developments
4.9(a)	Leased Real Property
4.9(b)	Assignments and Subleases
4.9(e)	Encumbrances
4.9(g)-1	Rolling Stock
4.11	Taxes
4.12	Intellectual Property Rights
4.13	Material Contracts
4.14	Litigation
4.15	Insurance
4.16(b)	Material Governmental Authorizations
4.17	Environmental Matters
4.18(a)	Business Employees
4.18(b)	Employment Contracts
4.19(a)	Employee Benefits
4.20	Debt; Guarantees
4.21	Customers
4.22	Affiliated Transactions
4.23	Bank Accounts
4.24	Safety
6.1	Remaining Affiliated Transactions

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 1, 2017, by and among (i) Daseke, Inc. a Delaware corporation (“Parent”), (ii) Daseke RM LLC, a Delaware limited liability company  (“Buyer”), (iii) Daseke Companies, Inc., a Delaware corporation (“Buyer Holdco”), and (iv) Lyons Capital, LLC, a California limited liability company (“Seller”).

Recitals

WHEREAS, Seller owns all of the issued and outstanding Ownership Interests (together with the Affinity Interests, the “Equity Interests”) in (i) Roadmaster Group, Inc., a Delaware corporation (“Roadmaster Group”), and (ii) Roadmaster Equipment Leasing, Inc., a Delaware corporation (“Roadmaster Equipment”);

WHEREAS, Roadmaster Group owns all of the issued and outstanding Ownership Interests of (i) SLT Express Way, Inc., a Utah corporation (“SLT”), (ii) Roadmaster Specialized, Inc., an Arizona corporation (“Roadmaster Specialized”), (iii) Roadmaster Transportation, Inc., an Arizona corporation (“Roadmaster Transportation”), and (iv) Bed Rock, Inc., a Missouri corporation (“Bed Rock”, and together with Roadmaster Group, Roadmaster Equipment, SLT, Roadmaster Transportation, and Roadmaster Specialized, each, a “Company” and collectively, the “Companies”);

WHEREAS, the Companies are engaged in the business of providing open deck, flatbed, heavy-haul, secure transport, high value cargo, sensitive cargo, hazardous cargo, and logistics services (the “Business”);

WHEREAS, in connection with the Closing, Project Montana Merger Sub One, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub One”), will merge with and into Roadmaster Group, with Roadmaster Group surviving, and immediately thereafter, Roadmaster Group will merge with and into Project Montana Merger Sub Three, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub Three”), with Merger Sub Three surviving, in accordance with the Roadmaster Group Merger Agreement (as defined below);

WHEREAS, in connection with the Closing, Project Montana Merger Sub Two, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub Two”), will merge with and into Roadmaster Equipment with Roadmaster Equipment surviving, in accordance with the Roadmaster Equipment Merger Agreement (as defined below);

WHEREAS, following the effectiveness of the transactions contemplated by the Merger Agreements, Roadmaster Equipment and Merger Sub Three would be contributed by Parent to Buyer, such that Roadmaster Equipment and Merger Sub Three would be wholly owned subsidiaries of Buyer;

WHEREAS, Seller desires to sell, and Buyer desires to buy, all of the Equity Interests, on the terms and subject to the conditions set forth in this Agreement and the Merger Agreements.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the Parties hereby agree as follows:

I.          Definitions

“Affiliate” means, with respect to any Person, any legal entity, directly or indirectly, controlling, controlled by or under common control with such Person, where “control” means a direct or indirect ownership interest of more than 10% in such legal entity or the possession, directly or indirectly, of the power to direct the management and policies of such legal entity.

“Affiliated Transactions” has the meaning set forth in Section 4.22.

“Affiliated Indebtedness” has the meaning set forth in Section 6.1.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 4.5(b).

“Arbitration Rules” has the meaning set forth in Section 11.10(a).

“Affinity” has the meaning set forth in Section 2.2(a)(i).

“Affinity Interests” has the meaning set forth in Section 2.2(a)(i).

“Assets” has the meaning set forth in Section 4.9(e).

“Assumed Indebtedness” means Indebtedness of the Companies, as set forth on Schedule 4.20.

“Bed Rock” has the meaning set forth in the Recitals of this Agreement.

“Business” has the meaning set forth in the Recitals of this Agreement.

“Business Day” means any day other than Saturday or Sunday or a day on which federally chartered banking institutions in Dallas, Texas are authorized by Law to close.

“Business Employees” means those individuals who perform services for any Company either directly, as an employee, or indirectly, pursuant to a contract between any Company and a third party (such as a staffing or leasing agency, professional employer organization, or other Person providing similar services to any Company).  For avoidance of doubt, the term “Business Employees” shall not include any co-drivers of owner-operators or employees of owner-operators that provide services to the Companies; provided that no Company has a written agreement directly with such individual.

“Buyer” has the meaning set forth in the Preamble of this Agreement.

“Buyer Basket Amount” has the meaning set forth in Section 8.1(b).

“Buyer Basket Losses” has the meaning set forth in Section 8.1(b).

“Buyer Losses” has the meaning set forth in Section 8.1(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Cash Purchase Price” has the meaning set forth in Section 2.2(a)(i).

“CERCLA” has the meaning set forth in Section 4.17(f).

“Claims” has the meaning set forth in Section 11.8.

“Closing” has the meaning set forth in Section 2.2(a)(iii).

“Closing Date” has the meaning set forth in Section 2.2(a)(iii).

“Code” means the Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” or “Companies” has the meaning set forth in the Recitals of this Agreement.

“Company Indebtedness” means any Indebtedness of any Company other than Affiliated Indebtedness and Assumed Indebtedness.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.12.

“Confidential Information” has the meaning set forth in Section 11.16.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal Income Tax Returns and any similar group under foreign, state or local law.

“Contract” means a contract, lease (including any Real Property Lease), sub-lease, agreement, purchase order, sales order, mortgage, note, bond or other binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Court Direction” means a final written non-appealable instruction, order or judgment issued or entered by a court of competent jurisdiction.

“CSA Scores” has the meaning set forth in Section 4.24.

“Dispute” has the meaning set forth in Section 11.10(a).

“DOT” means the United States Department of Transportation.

“Effective Time” has the meaning set forth in Section 2.2(a)(iii).

“Employment Agreements” has the meaning set forth in Section 2.4(h).

“Encumbrance” means any charge, claim, community property interest, exception to title, encumbrance, easement, license, right of way, condition, reservation, restriction, equitable interest, lien, covenant, option, pledge, mortgage, deed of trust, assignment, collateral assignment, hypothecation or other security interest, purchase option, right of first refusal, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all applicable Laws, orders, decrees, directives, permits, licenses, Governmental Authorizations and judgments relating to (i) pollution or contamination, (ii) protection of the environment natural resources or human health and safety, or (iii) Hazardous Materials.

“Equity Interests” has the meaning set forth in the Recitals of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Assets” means the assets and properties of the Companies identified on Exhibit A.

“Excluded Assets Assignment” has the meaning set forth in Section 6.2.

“Extended Expiration Date” has the meaning set forth in Section 9.1.

“FCPA” has the meaning set forth in Section 4.25(a).

“Financial Statements” has the meaning set forth in Section 4.5.

“Fundamental Representations” means the representations and warranties of Seller in Article III,  Sections 4.1-4.4 (inclusive), Section 4.11,  Section 4.20 and Section 4.22.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

[*]

[*]

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.4

“General Survival Date” means the date that is [*] immediately following the Closing.

“Government Official” means any official, employee or other representative of any Governmental Entity or any political party, party official or candidate for political office.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international, intergovernmental or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance as defined in or regulated under any Environmental Law, including any waste, material, substance, chemical, pollutant or contaminant that might cause any injury to human health or safety or to the environment, including natural resources, or might subject the owner, lessee, user, occupier, holder or operator of the Real Property to any imposition of costs or liability under any Environmental Law.

“Holdback Shares” has the meaning set forth in Section 2.2(a)(iii).

“Income Tax” means any income, capital gains, and franchise Taxes.

“Indebtedness” means, with respect to any Person, all obligations of such Person, including the principal amount and any related accrued and unpaid interest, fees and prepayment penalties (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accrued expenses incurred in the Ordinary Course of Business), (d) under capital leases, (e) under letters of credit or similar credit transactions or obligations (f) under interest rate, commodity or currency swap, hedge or similar transactions (valued at the termination value thereof), and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Independent Contractors” means all independent contractor of any Company (including each Owner Operator).

“Initial Shares” has the meaning set forth in Section 2.2(a)(ii).

“Intellectual Property Rights” has the meaning set forth in Section 4.12.

“IRS” means the United States Internal Revenue Service.

“Knowledge,” when used with respect to Seller, means the actual knowledge, after due inquiry, of John Wilbur, Don Welchoff and Russ Thompson.

“Last Audited Fiscal Year End” has the meaning set forth in Section 4.5.

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.4

“Latest Balance Sheet” has the meaning set forth in Section 4.5

“Latest Balance Sheet Date” has the meaning set forth in Section 4.5

“Latest Financial Statements” has the meaning set forth in Section 4.5.

“Law” means any constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, or other legally enforceable requirement of any Governmental Entity.

“Leased Real Property” means all real properties leased, used, occupied, operated or otherwise held by any Company pursuant to a Real Property Lease, including all of the applicable Company’s right, title and interest in and to any land, buildings, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal).

“Loss” means any loss, assessment, damage, deficiency, penalty, fine, cost (including investigatory, remedial and corrective actions costs), amount paid in settlement, judgment, liability, obligation, Tax, Encumbrance (other than a Permitted Encumbrance), expense or fee, including court costs and attorneys’ fees and expenses, and any other expenses incurred pursuant to any demand or Litigation.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on the business, assets, properties, condition (financial or otherwise), or results of operations of the Companies, taken as a whole; provided,  however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered:  (a) changes in general economic conditions; and (b) any actions required to be taken pursuant to the terms of this Agreement (except, in the case of the foregoing clause (a), to the extent there is a materially disproportionate effect on the Companies, taken as a whole).

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Merger Agreements” means the Roadmaster Equipment Merger Agreement and the Roadmaster Group Merger Agreement.

“Merger Sub One” has the meaning set forth in the Recitals of this Agreement.

“Merger Sub Two” has the meaning set forth in the Recitals of this Agreement.

“Merger Sub Three” has the meaning set forth in the Recitals of this Agreement.

“Mergers” means the mergers contemplated by the Merger Agreements.

“Money Laundering Laws” has the meaning set forth in Section 4.25(c).

“Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the applicable Company in conducting its Business, consistent with past custom and practice both in respect of nature and amount.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement or certificate of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement and articles or certificate of formation of a limited liability company, (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (f) any amendment to any of the foregoing.

“Ownership Interest” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Owner Operator” means a Person that provides trucking services to the Company as an Independent Contractor and who either owns or leases his own power unit and operates under the Company’s DOT and MC numbers.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.0001.

“Parent Shares” means, collectively, the Initial Shares and the Holdback Shares.

“Party” or “Parties” means Parent, Buyer, and Seller.

“Payroll Taxes” means social security, Medicare, unemployment or other employment or withholding Taxes, including the employer portion thereof.

“Permitted Encumbrances” means, except in the case of the Equity Interests, (a) Encumbrances for current period Taxes that are not yet due and payable, (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business that are not yet due and payable, (c) easements, rights of way, minor title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Real Property and which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (d) landlord’s liens and similar Encumbrances in favor of lessors arising under or in connection with the Real Property Leases and securing amounts that are not yet due and payable, (e) Encumbrances that will be removed prior to or in connection with the Closing, (f) Encumbrances related to the Assumed Indebtedness, in each case to the extent set forth on Schedule 4.20 and (g) in the case of the Equity Interests, Encumbrances set forth in the Companies’ respective Organizational Documents and (ii) Encumbrances imposed by federal or state securities Laws.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means each plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, consultants or directors or any spouses or dependents of such individuals, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, equity compensation, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) equity-based compensation, salary continuation, unemployment, supplemental unemployment, severance, termination pay, retention, change-in-control, fringe, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), and any employment or consulting agreement, in each case, (i) that is sponsored, maintained or contributed to by any Company or any of its ERISA Affiliates, (ii) that any Company or any of its ERISA Affiliates has committed to implement, establish, adopt or contribute to in the future or (iii) with respect to which any Company or any of its ERISA Affiliates has or could reasonably be expected to have any direct or indirect liability, whether absolute, contingent or otherwise.

“Pledge Agreement” has the meaning set forth in Section 8.1(f).

“Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date.

“PRP” has the meaning set forth in Section 4.17(f).

“Purchase Escrow” means that certain escrow established with Purchase Escrow Agent and administered in accordance with the Purchase Escrow Agreement.

“Purchase Escrow Agent” means PNC Bank, N.A.

“Purchase Escrow Agreement” means the escrow agreement by and among Buyer, Seller and the Purchase Escrow Agent attached hereto as Exhibit B.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Property” means Leased Real Property and other real property used, occupied, owned, operated or otherwise held by any Company, and any land, building, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Real Property Lease” means any lease, sublease, license, or similar occupancy agreement, together with any amendments, modifications, extensions, renewals, guaranties, side letters or other agreements related thereto, pursuant to which any Company uses, occupies, operates or otherwise holds any Real Property.

“Releasee” has the meaning set forth in Section 11.17.

“Remedies Exception,” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

“Required Consents” has the meaning set forth in Section 2.4(f).

“Resolved Claim” has the meaning set forth in Section 9.1.

“Retained Liabilities” means (a) all Seller Taxes and (b) all liabilities or obligations relating to or arising from (i) Company Indebtedness, (ii) Affiliated Transactions (including Affiliated Indebtedness, but excluding (y) any Affiliated Transactions between the Companies, and (z) the Affiliated Transactions set forth on Schedule 6.1 other than item number four (4) (the lockbox)), (iii) the Excluded Assets, (iv) those matters described on Exhibit C and (v) Transaction Expenses.

“Roadmaster Equipment” has the meaning set forth in the Recitals of this Agreement.

“Roadmaster Equipment Merger Agreement” means that certain Agreement and Plan of Merger by and between Parent, Merger Sub Two and Roadmaster Equipment, dated as of the date hereof and attached hereto as Exhibit D.

“Roadmaster Group” has the meaning set forth in the Recitals of this Agreement.

“Roadmaster Group Merger Agreement” means that certain Agreement and Plan of Merger by and among Parent, Merger Sub One, Merger Sub Three and Roadmaster Group, dated as of the date hereof and attached hereto as Exhibit E.

“Roadmaster Specialized” has the meaning set forth in the Recitals of this Agreement.

“Roadmaster Transportation” has the meaning set forth in the Recitals of this Agreement.

“Rolling Stock” means all tractors and trailers included in the Assets or leased by any Company from third-parties for use in the Business.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the Preamble of this Agreement.

[*]

“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.4

“Seller Liability Determination” means a determination of Seller’s liability for and the amount of a Buyer Loss (i) pursuant to the procedures set forth in Section 8.1(d), (ii) by agreement between Buyer and Seller or (iii) by Court Direction.

“Seller Losses” has the meaning set forth in  Section 8.2.

“Seller Taxes” means any and all (a) Income Taxes imposed on or with respect Seller or imposed on any Company or for which any Company may otherwise be liable for any Pre-Closing Date Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 10.1(c)); (b) Taxes imposed on or with respect to the Excluded Assets or the transfer thereof pursuant to Section 6.2; (c) Income Taxes of any Consolidated Group (or any member thereof, other than any Company) of which any Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law; (d) Income Taxes of any other Person for which any Company is or has been liable as a transferee or successor, by contract or otherwise resulting from events, transactions or relationships occurring or existing prior to the Closing; and (e) Transfer Taxes.

“SLT” has the meaning set forth in the Recitals of this Agreement.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subscription Agreement” has the meaning set forth in Section 2.4(j).

“Subsidiary” or “Subsidiaries” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, highway use, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a Contract, the assumption of a Contract, transferee or successor liability, operation of Law (including as a result of being a member of a Consolidated Group for any period) or otherwise.

“Tax Proceeding” has the meaning set forth in Section 10.2.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Term Sheet” means that certain Term Sheet, dated as of September 28, 2017, between Daseke Companies, Inc., Seller and Roadmaster Group.

“Third Party Action” has the meaning set forth in Section 8.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 8.3(a).

“Transaction Documents” means this Agreement, the Employment Agreements, the Merger Agreements, the Escrow Agreement, the Pledge Agreement, the Subscription Agreement and any other agreement, exhibit, document and instrument contemplated by this Agreement and the Merger Agreements.

“Transaction Expenses” means all expenses that have been incurred by Seller or any Company in connection with the transactions contemplated by this Agreement that are unpaid as of the Closing, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.

“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, securities transactions, real estate or land transfer, stamp, documentary, notarial, recording, permit, license, authorization and similar Taxes imposed on the sale of the Equity Interests pursuant to this Agreement and/or the Merger Agreements.

“Treasury Regulations” means the final or temporary regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

II.        Purchase and Sale of Equity Interests

2.1       Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement and the Merger Agreements, Seller agrees to take all actions necessary to cause the sale, transfer and delivery of the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances), to Parent pursuant to the Merger Agreements.

2.2       Consideration.

(a)        The aggregate consideration (the “Purchase Price”) to be paid or issued by Buyer and/or Parent to Seller for the Equity Interests is:

(i)         $37,512,003 (the “Cash Purchase Price”), consisting of (A) $36,960,003 payable pursuant the Purchase Escrow for the Equity Interests in Roadmaster

Group (the “Roadmaster Group Cash Payment”), (B) $36,000 payable as consideration for the transfer of the Ownership Interests in Affinity Insurance Ltd. (“Affinity”) held by Seller, the Companies or any of their Affiliates (the “Affinity Interests”), (C) Transaction Expenses paid on behalf of Seller, and (D) [*] (if any);

(ii)       2,715,761 shares of the Parent Common Stock issued to Seller pursuant to the Merger Agreements and the Subscription Agreement (the “Initial Shares”), consisting of (A) 2,556,366 shares issuable pursuant to the Roadmaster Group Merger Agreement and (B) 159,395 issuable pursuant to the Roadmaster Equipment Merger Agreement; and

(iii)      398,486 shares of Parent Common Stock to be issued to Seller pursuant to the Roadmaster Group Merger Agreement and the Subscription Agreement that are subject to the Pledge Agreement pursuant to Section 8.1(f) and Article IX (the “Holdback Shares”).

(iv)       All Parent Common Stock issued pursuant to Section 2.2 shall be subject to registration rights as set forth in the Subscription Agreement.

2.3       The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely by electronic exchange of documents and signatures at 10:00 a.m.  Dallas time on the date of this Agreement, or at such other place and on such other time and date as is mutually agreeable to Buyer and Seller.  The date on which the Closing occurs is referred to herein as the “Closing Date” and, except as otherwise provided in this Agreement, shall be deemed effective as of 11:59 p.m.  Dallas time on the day immediately preceding the Closing Date (the “Effective Time”).  All actions to be taken by the Parties in connection with consummation of the transactions contemplated by this Agreement, and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement, will be in form and substance reasonably satisfactory to the other Parties.  All items delivered by the Parties at the Closing (including pursuant to Sections 2.4 and 2.5) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered or waived.

2.4       Seller’s and the Companies’ Deliveries and Actions at the Closing.  Subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall, and shall cause the Companies (as applicable) to:

(a)        deliver to Buyer the Merger Agreements and related certificates and/or articles of merger, duly executed by Roadmaster Equipment and Roadmaster Group, as applicable, together with evidence of the irrevocable filing of such certificates and/or articles of merger with the necessary Governmental Entities;

(b)        deliver to Buyer a certificate executed by an officer or authorized representative of each Company, dated the Closing Date, certifying as (i) to the Organizational Documents of such Company and (ii) with respect to such certificate delivered on behalf of Roadmaster Equipment or Roadmaster Group, as to (x) the resolutions of the board of directors and shareholders of such Company authorizing the execution, delivery and performance of the Merger Agreement entered into by such Company and the other agreements, instruments and

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.4 certificates to be delivered by such Company pursuant to such Merger Agreement and (y) the incumbency of any officers or authorized representatives of such Company executing the applicable Merger Agreement and the other agreements, instruments and certificates to be delivered by such Company pursuant to such Merger Agreement;

(c)        deliver to Buyer resignations of certain officers and/or members of the boards of directors, boards of managers or equivalent governing body of each of the Companies, in each case as requested by Buyer prior to the Closing;

(d)        deliver to Buyer documentation evidencing the termination and release, at the Closing, of all Encumbrances on the Equity Interests (other than Permitted Encumbrances);

(e)        deliver to Buyer each of a payoff-letter between the applicable Company and each holder of Company Indebtedness and Affiliated Indebtedness, covering the payment in full of such Indebtedness, together with evidence satisfactory to Buyer of the contemporaneous release of any Encumbrances relating to such Indebtedness being repaid;

(f)        deliver to Buyer the Consents and Governmental Authorizations set forth on Schedule 2.4(f) (collectively, the “Required Consents”);

(g)        deliver to Buyer a certificate of non-foreign status of Seller (or, if Seller is a disregarded entity for tax purposes, Seller’s tax owner) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(h)        deliver to Buyer an Employment Agreement, effective as of the Closing (the “Employment Agreements”), (i) by and between John Wilbur and Bed Rock, duly executed by John Wilbur, (ii) by and between Don Welchoff and Bed Rock, duly executed by Don Welchoff, (iii) by and between Russ Thompson and Bed Rock duly executed by Russ Thompson, and (iv) by and between Almira Baker and Bed Rock, duly executed by Almira Baker;

(i)         deliver to Buyer evidence reasonably satisfactory to Buyer that the Affiliated Transactions on Schedule 2.4(i) have been terminated;

(j)         deliver to Buyer the Subscription Agreement, effective as of the Closing Date, by and between Parent and Seller (the “Subscription Agreement”), duly executed by Seller;

(k)        deliver to Buyer the Pledge Agreement, duly executed by Seller;

(l)         deliver to Buyer the Excluded Assets Assignment, duly executed by the Companies and Seller;

(m)       deliver to Buyer such transfer documents as are reasonably acceptable to Buyer evidencing the transfer of the Affinity Interests; and

(n)        deliver to Buyer such other documents, instruments and certificates as Buyer or its counsel reasonably deems necessary to consummate the transactions contemplated by this Agreement.

2.5       Buyer’s Deliveries and Actions at the Closing.  Subject to the conditions set forth in this Agreement and each Merger Agreement, on the Closing Date (or such later time as may be contemplated in a Merger Agreement), Buyer or Parent, as applicable, shall:

(a)        issue to Seller the Initial Shares;

(b)        deliver to Seller and Roadmaster Group or Bed Rock, as applicable, the Employment Agreements, duly executed by Roadmaster Group or Bed Rock, as applicable,;

(c)        deliver to Seller the Subscription Agreement, duly executed by Parent;

(d)        deliver to the recipients thereof an amount sufficient to repay any and all Indebtedness being paid by Buyer on Seller’s behalf at the Closing;

(e)        deliver to Seller the Merger Agreements and related certificates and/or articles of merger, duly executed by Parent and/or Merger Subs, as applicable;

(f)        deliver to Seller the Pledge Agreement, duly executed by Buyer;

(g)        deliver to Seller a release of those certain guarantees of Seller identified on Schedule 2.5(g);

(h)        deliver to the recipients thereof an amount sufficient to pay any and all Transaction Expenses being paid by Buyer on Seller’s behalf at the Closing; and

(i)         deliver to the Purchase Escrow Agent by wire transfer of immediately available funds an amount equal to the Roadmaster Group Cash Payment plus the Roadmaster Equipment Cash Payment in accordance with the terms of the Purchase Escrow Agreement.

III.       Seller’s Representations and Warranties

Seller represents and warrants to Buyer and Parent that the statements contained in this Article III are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article III will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

3.1       Title to the Equity Interests.  Seller owns, of record and beneficially, the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances).  At Closing, Buyer will obtain good and valid title to the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances).

3.2       Valid and Binding Agreement.  Seller has full legal capacity to enter into this Agreement and each other Transaction Document to which Seller will be a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and each other Transaction Document to which Seller will be a party have been duly executed and delivered by Seller and constitute the valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the Remedies Exception.

3.3       No Breach; Consents.  Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and each other Transaction Document to which any Seller will be a party does not and will not (a) violate or conflict with any Law, Order or Governmental Authorization; (a) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any material contract or Governmental Authorization that is either binding upon or enforceable against Seller; (b) result in the creation of any Encumbrance upon the Equity Interests or any of the assets of the Companies; or (c) require any Governmental Authorization.

3.4       Brokerage.  No Person other than Headwaters MB, LLC is or will be entitled to receive any brokerage commission, finder’s fees, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Seller or any Company for which any of the Parties or any Company is or could become liable or obligated.

3.5       Securities.  Seller is acquiring the applicable Parent Shares for investment, solely for its own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities Law.  Seller acknowledges that none of the Parent Shares may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities Law.  Seller is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Parent Shares.

IV.        Representations and Warranties Regarding the Companies

Seller represents and warrants to Buyer and Parent that except as set forth in the Disclosure Schedules, as referenced in this Article IV, the statements contained in this Article IV are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article IV will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

4.1       Incorporation; Power and Authority; Valid and Binding.  Except as set forth on Schedule 4.1, each Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, with full corporate power and authority to conduct its business as such is now being conducted and is presently proposed to be conducted.  Schedule 4.1 lists the date of formation of each Company, each state or other jurisdiction in which each Company is duly qualified to do business as a foreign corporation and the date of such qualification.  Each Company is duly qualified to do business and in good standing in each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activity conducted by it, require such qualification and where the failure to be qualified would have a Material Adverse Effect on Buyer or the Companies after the Closing.

Each Company is in compliance in all material respects with the provisions of its Organizational Documents.

4.2       No Breach; Consents.  The execution, delivery and performance of this Agreement does not and will not:  (a) contravene any provision of the Organizational Documents of the Companies; (a) violate or conflict with any Law, Order or Governmental Authorization; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in any violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or, except as set forth on Schedule 4.2, require a Consent under any Material Contract that is either binding upon or enforceable against any Company; (c) result in the creation of any Encumbrance upon any Company or any of the assets of any Company; or (d) require any Governmental Authorization.

4.3       Capitalization.

(a)        Schedule 4.3 sets forth all of the issued and outstanding Ownership Interests in each Company and the owners (of record and otherwise) of such Ownership Interests.  All of the Ownership Interests in each Company have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of the applicable Company) and non-assessable (except as such non-assessability may be affected by applicable Law) and were not issued in violation of, and, except as identified in Schedule 4.3, are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the applicable Company or any Contract to which such Company is or was a party or by which it is or was otherwise bound.

(b)        Except as set forth on Schedule 4.3, there are no Contracts (including options, warrants, calls and preemptive rights) obligating any Company to (i) issue, sell, pledge, dispose of or encumber any Ownership Interests in such Company or any securities convertible, exercisable or exchangeable into Ownership Interests in such Company, (ii) redeem, purchase or acquire in any manner any Ownership Interests in such Company or any securities that are convertible, exercisable or exchangeable into any Ownership Interests in such Company or (iii) make any dividend or distribution of any kind with respect to the Ownership Interests in such Company (or to allow any participation in the profits or appreciation in value of such Company).

4.4       Subsidiaries.  Except as set forth on Schedule 4.4, no Company has any Subsidiaries or owns any Ownership Interests in any other Person.  There are no outstanding obligations of any Company to provide funds to or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Ownership Interest or otherwise) in, any other Person.

4.5       Financial Statements.

(a)        Set forth on Schedule 4.5(a) are the consolidated unaudited balance sheet as of October 31, 2017 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”) of the Companies and the consolidated unaudited statement of income of the Companies for the

10-month period then ended (such statements and the Latest Balance Sheet, the “Latest Financial Statements”).

(b)        Set forth on Schedule 4.5(b) are drafts of the consolidated audited balance sheet as of December 31, 2016 of the Companies and the related draft audited statements of income, and comprehensive income, stockholders’ equity and cash flows of the Companies for such year (the “Last Audited Fiscal Year End”), and the consolidated audited balance sheet as of December 31, 2015 of the Companies and the related audited statements of income, and comprehensive income, stockholders’ equity and cash flows of the Companies for such year (collectively, the “Annual Financial Statements” and together with the Latest Financial Statements, the “Financial Statements”).  The foregoing notwithstanding, Bed Rock is not included in the Annual Financial Statements dated December 31, 2015.

(c)        The Annual Financial Statements are based upon the books and records of the Companies and present fairly in all material respects the financial position and results of operations of the Companies at the respective dates and for the respective periods indicated in accordance with GAAP.  The Latest Financial Statements are based upon the books and records of the Companies and present fairly in all material respects the financial position and results of operations of the Companies at the respective dates and for the respective periods indicated thereon; provided, however that as of the Closing Date, the Annual Financial Statements remain in draft form and are subject to final approval and issuance by the Company’s independent auditors.  The Latest Financial Statements were prepared in accordance with past practices as used to prepare the Annual Financial Statements, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse to the Companies) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements) and statements of change in financial position.

4.6       Absence of Undisclosed Liabilities.  Except as reflected or expressly reserved against in the Annual Financial Statements or the Latest Financial Statements and except as set forth on Schedule 4.6, no Company has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), except liabilities or obligations (a) that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business; or (a) incurred in connection with the transactions contemplated hereby and in accordance with this Agreement.

4.7       Books and Records.  The books of account and records of each Company are complete and correct in all material respects.

4.8       Absence of Certain Developments.  Except as set forth on Schedule 4.8, since the Last Audited Fiscal Year End:

(a)        except for the Excluded Assets, neither Seller nor any Company has sold, leased, transferred or assigned any of the assets of any Company, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)        no Company has entered into any Contract (or series of related Contracts) involving more than $[*] that is outside the Ordinary Course of Business;

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.4

(c)        no Person (including Seller or any Company) has accelerated, suspended, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $[*] to which any Company is a party or by which it is bound;

(d)        other than in the Ordinary Course of Business, no Encumbrance has been imposed on any asset of any Company;

(e)        no Company has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

(f)        other than advances on existing credit facilities in the Ordinary Course of Business, no Company has created, incurred, assumed or guaranteed any Indebtedness;

(g)        no Company has delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable except in the Ordinary course of Business;

(h)        no Company has canceled, compromised, waived or released any material right or claim (or series of related rights or claims) except in the Ordinary Course of Business;

(i)         there has been no change made, or authorized to be made, in the Organizational Documents of any Company;

(j)         no Company has experienced any damage, destruction or loss (whether or not covered by insurance) in excess of $[*] in the aggregate to its property;

(k)        no Company has made any loan to, or entered into any other transaction with, any Seller, any Business Employee or any Company’s directors, officers, employees or independent contractors, or any Affiliate of the foregoing, other than such loans made to independent contractor drivers in the Ordinary Course of Business with an aggregate principal balance of less than $[*];

(l)         no Company has entered into any Plan or any other employment, consulting, severance, retention, change in control or indemnification agreements, or entered into, or become bound by, any collective bargaining agreement or other obligation to any labor organization or employee representative, in each case, whether written or oral, or modified the terms of any such existing agreement except as required by applicable Law and there has not been any material labor trouble, work stoppages, strikes or threats thereof;

(m)       no Company has made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements;

(n)        to Seller’s Knowledge, no complaint or investigation against any Company has been commenced by any Governmental Entity and no other event has occurred which calls into question any Governmental Authorization necessary for such Company to conduct the Business in accordance with past practices and to own and operate such Company’s assets;

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.4

(o)        there has been no increase to the salary, wage or other compensation or level of benefits payable or to become payable by any Company to any of its officers, managers, directors, Business Employees, agents or Independent Contractors (including any Seller) except in the Ordinary Course of Business to Business Employees or Independent Contracts that are not officers or directors of any Company;

(p)        no Material Adverse Effect has occurred;

(q)        no Company has received any notice from any customer, supplier, Governmental Entity or any other Person, the result of which could reasonably be expected to materially impact the Business;

(r)        no Company has issued, sold or otherwise disposed of any of its Ownership Interests, or granted any Ownership Interests, including any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Ownership Interests;

(s)        no Company has (i) made any settlement of or compromised any Tax liability, changed or revoked any Tax election or Tax method of accounting, made any new Tax election or adopted any new Tax method of accounting; (ii) surrendered any right to claim a refund of Taxes; (iii) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (iv) taken any other action that would have the effect of increasing the Tax liability of any Company for any period (or portion thereof) beginning after the Closing Date;

(t)         no Company has declared, set aside or paid any dividend or made any distribution with respect to its Ownership Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Ownership Interests or split, combined or reclassified any of its Ownership Interests;

(u)        except as part of the requirements of the Closing, no Company has discharged or satisfied any Encumbrance or paid any liability, other than current liabilities paid in the Ordinary Course of Business;

(v)        except as required by applicable Law, no Company has adopted or terminated or made any amendment or modification to any Plans;

(w)       no Company has taken any action outside of the Ordinary Course of Business, except for actions explicitly permitted or required by this Agreement; and

(x)        neither Seller nor any Company has committed or agreed (in writing or otherwise) to take any of the actions described in this Section 4.8.

4.9       Real Property and Assets.

(a)        No Company owns any real property in fee.  Schedule 4.9(a) is a true, correct and complete list of (i) the address of each Leased Real Property, and (ii) each Real Property Lease.  The Leased Real Property constitutes all of the real property owned, leased, subleased, licensed, used, operated, occupied or otherwise held (whether or not occupied, and including any leases or other occupancy agreements assigned or leased premises sublet for which any Company remains liable) by any Company.

(b)        There are no parties in possession of the Leased Real Property other than the Companies, and, except as set forth on Schedule 4.9(b), none of the Real Property Leases have been assigned in whole or in part, nor has the Leased Real Property (or any portion thereof) been subleased.  There is no default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) by any party under any Real Property Lease.

(c)        The conduct of the Business of the Companies, as currently conducted or currently proposed to be conducted, on or from the Real Property is permitted, as a legally conforming use, under all applicable zoning, building and land use laws, ordinances and codes.

(d)        No condemnation, expropriation, requisition (temporary or permanent), eminent domain or similar proceedings are currently pending with respect to all or any portion of the Real Property, nor, to Seller’s Knowledge, are any such proceedings threatened or contemplated.

(e)        Schedule 4.9(e) sets forth each Encumbrance (other than Permitted Encumbrances) on (i) the Leased Real Property and (ii) the machinery, equipment (including trucks and trailers) and other tangible assets and properties used by any Company, located on its premises, or included in the Latest Balance Sheet or acquired after the date thereof (the “Assets”) and, except as set forth on Schedule 4.9(e),  each Company has good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), except for immaterial Assets disposed of in the Ordinary Course of Business since the Last Audited Fiscal Year End.

(f)        The Assets (other than the Rolling Stock and the Excluded Assets), taken as a whole are adequate and suitable for their present and intended uses.

(g)        The Rolling Stock, taken as a whole, (i) is in the Companies’ possession and control, (ii) is in good operating condition and repair (subject to normal wear and maintenance), (iii) is usable in the Ordinary Course of Business, (iv) is in conformance with applicable Laws, Governmental Authorizations, warranties and maintenance schedules relating to its construction, manufacture, modification, use and operation, (v) is in good operating condition as compared to tractors and trailers of its age and type and (vi) has been maintained and serviced in a manner consistent with manufacturers’ recommendations and requirements, DOT standards and the standards of any other Governmental Entity applicable to the Rolling Stock.  Schedule 4.9(g) sets forth the Rolling Stock and certain other Assets owned by the Companies as of the Latest Balance Sheet Date, and, except for acquisitions and dispositions in the Ordinary Course of Business since such date, such Rolling Stock and Assets are owned by the Companies as of the Closing Date.

(h)        The Assets (other than the Excluded Assets) are in working condition and are sufficient for the continued conduct of the Business after the Closing by Buyer and the Companies in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets of every type and description, whether real or personal, tangible or intangible, necessary to conduct the Business as currently conducted or currently proposed by Buyer to be conducted.

(i)         No Leased Real Property has been damaged by fire or other casualty.

(j)         To Seller’s Knowledge, there is no fact or condition existing which could result in the termination or reduction of the current access from any Leased Real Property or to the existing highway and roads that provide access thereto.

4.10     Accounts Receivable.  Except as set forth on Schedule 4.10, all notes and accounts receivable of each Company are reflected properly on its books and records, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, and are not subject to any defense or material offset.  All such notes and accounts receivable are, to Seller’s Knowledge, collectible at the amounts shown, subject to any allowance for uncollectibles reflected in the Financial Statements.

4.11     Taxes.

(a)        Except as set forth on Schedule 4.11(a), each Company has (i) timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by or with respect to such Company and each such Tax Return is true, correct and complete in all material respects; (ii) timely and properly paid all Seller Taxes (or has had paid on its behalf) in full, and has paid or accrued on its Latest Financial Statement in accordance with Section 10(d) all other Taxes owed by such Company or for which such Company may be liable that are or have become due; (iii) established on the Latest Balance Sheet consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) satisfied in full in all respects all Tax withholding and deposit requirements imposed on or with respect to such Company.

(b)        Except as set forth on Schedule 4.11(b), There are no Encumbrances for Taxes upon any asset of any Company, except for current period Taxes not yet due and payable.

(c)        Except as set forth on Schedule 4.11(c), there is no claim against any Company for any Taxes, and no assessment, deficiency, or adjustment has been proposed, asserted or threatened with respect to any Taxes or Tax Returns of or with respect to any Company.

(d)        No Tax audits or administrative or judicial proceedings are being conducted, pending or, to Seller’s Knowledge, threatened with respect to any Company.

(e)        Except as set forth on Schedule 4.11(e), no claim has been made by a Governmental Entity in a jurisdiction where any Company does not file a Tax Return that such Company is or may be subject to taxation in such jurisdiction.

(f)        Except as set forth on Schedule 4.11(f), there is not in effect any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any Company.

(g)        None of the property of any Company is held in an arrangement that is a partnership for U.S.  federal Tax purposes.  None of the property of any Company is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).

(h)        No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:  (i) adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Income Tax law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election pursuant to Section 108(i) of the Code made on or prior to the Closing Date.

(i)         No Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)         No Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(k)        No Company has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.  In the past four years, no Company has been a member of a Consolidated Group filing for federal or state Income Tax purposes.

(l)         No Company has entered into any agreement or arrangement with any Taxing Authority that requires such Company to take any action or to refrain from taking any action.  No Company is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(m)       Except as set forth on Schedule 4.11(m), no Company has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations).

(n)        There is no material property or obligation of any Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(o)        No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company.

(p)        All of the property of each Company that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of any Company’s property constitutes omitted property for property Tax purposes.

(q)        For U.S.  federal Income Tax purposes:  (i) each of Roadmaster Group and Roadmaster Equipment is, and has been at all times since its date of formation, properly classified as an “S corporation” under Section 1361 of the Code and the Treasury Regulations thereunder, and is and has been so classified for state Income Tax purposes pursuant to analogous state provisions in the jurisdictions and since the dates set forth on Schedule 4.11(q), (ii) each of SLT and Bed Rock is, and has been at all times since its date of formation, properly classified as a corporation, (iii) each of Roadmaster Specialized and Roadmaster Transportation is, and has been at all times since its date of formation, properly classified as either an S corporation or a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code.

(r)        No Company will be liable for any Tax under Section 1374 of the Code or any other applicable state or local law as a result of the transactions contemplated by this Agreement.  No Company has, since its inception, acquired assets from another corporation in a transaction in which such Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or acquired the stock of any corporation that is or became a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(s)        Except as set forth on Schedule 4.11(s), No Company will be required to recognize income or gain for Federal, state or local tax purposes as a result of Roadmaster Specialized or Roadmaster Transportation ceasing to be a qualified subchapter S subsidiary as a result of the transactions contemplated by this Agreement and the Merger Agreements.

(t)         No Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

(u)        To Seller’s Knowledge, the Mergers will qualify as “reorganizations” within the meaning of Section 368 of the Code.

4.12     Intellectual Property Rights.  Schedule 4.12 lists all United States and foreign patents, trademarks, trade names, Internet domain names, marks, service names, copyrights and applications therefor (“Intellectual Property Rights”) used by any Company in, and which are material to, the conduct of the Business (“Company Intellectual Property Rights”).  The Companies own or possess adequate licenses or other valid rights to use all Company Intellectual Property Rights, and, to Seller’s Knowledge, no conduct of the Business by any Company conflicts with any Intellectual Property Rights of others.

4.13     Material Contracts.

(a)        Schedule 4.13 lists by category the following Contracts to which any Company is a party or subject or by which it is bound (the “Material Contracts”):

(i)         all Contracts or group of related Contracts with the same party for the purchase of products or services with an undelivered balance in excess of $[*];

(ii)       all Contracts or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $[*];

(iii)      all Real Property Leases and all leases of personal property (excluding any personal property lease with aggregate annual payments of $[*] or less, but including any lease relating to Rolling Stock, regardless of the amount of annual payments);

(iv)       all Contracts for the sale of any capital assets in excess of $[*];

(v)        all Contracts for capital expenditures in excess of $[*];

(vi)       all Contracts relating to Indebtedness or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of any Company or guaranteeing any of the same;

(vii)     all other Contracts in which the aggregate obligation of any Company exceeds $[*];

(viii)    all Contracts with an Owner Operator or with respect to any employee leasing arrangement affecting Rolling Stock;

(ix)       all Contracts that have a “change in control” clause;

(x)        all joint venture, acquisition and partnership agreements and other agreements relating to the acquisition by any Company of any operating business or the Ownership Interests of any other Person;

(xi)       all Contracts in excess of $[*] with customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

(xii)     all Contracts containing covenants pertaining to the right to compete and not to compete in any line of business or similarly restricting the ability of any Company to conduct business with any Person or in any geographical area;

(xiii)    all license and franchise agreements (excluding licenses granted to any Company to use retail available, off the shelf computer software);

(xiv)     all collective bargaining agreements or Contracts with any union to which any Company is a party or by which any Company is bound;

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.4

(xv)      to the extent such Contracts have not been fully performed by any Company as of the Closing Date, all employment agreements, consulting, retention, change in control or severance arrangements and all other Contracts, including indemnification agreements, with any current or former officer, director, Business Employee, consultant, Independent Contractor, agent or representative of any Company, including any contract with any staffing, leasing agency, professional employer organization or other Person providing services to any Company; and

(xvi)     all Contracts regarding the terms under which any Company leases or otherwise contracts for the services of any Business Employees.

(b)        The Companies have delivered to Buyer true, complete and correct copies of each Material Contract (including any amendments or modifications thereto).  Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception.  The applicable Company party to each Material Contract, and to Seller’s Knowledge, each other party to each Material Contract, has performed in all material respects all obligations required to be performed by it in connection with each such Material Contract.  No Company has received any notice of any claim of default by any Company under or termination of any Material Contract.  No Company has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by any Company or, to Seller’s Knowledge, any other party to any Material Contract.

4.14     Litigation.  Schedule 4.14 sets forth all Litigation that is pending or, to Seller’s Knowledge, threatened (a) against or by any Company or (b) that relates to the Equity Interests or the Business.  Except as set forth on Schedule 4.14, since the Last Audited Fiscal Year End, neither any Company nor any Seller has settled or received a final judgment concerning any Litigation (x) against or by any Company or (b) that relates to the Equity Interests or the Business.  No Company is subject to any outstanding Order.

4.15     Insurance.  Schedule 4.15 sets forth a true, correct and complete list of all insurance policies in force as of the Closing that are maintained by or cover any Company or any material aspect of the Business.  Except as set forth on Schedule 4.15, all premiums due and payable under all such insurance policies have been paid and all such insurance policies are in full force and effect on their current terms in accordance with their terms and, except as set forth on Schedule 4.15, will continue to be in full force and effect after the Closing.

4.16     Compliance with Laws; Governmental Authorizations.

(a)        Each Company is, and for the last three years has been, in material compliance with all applicable Laws and Orders.  No Company is relying on any exemption from or deferral of any Law, Order or Governmental Authorization that would not be available to it after the Closing.

(b)        Each Company has in full force and effect all material Governmental Authorizations necessary to conduct the Business and own and operate the Assets (including licenses, permits, authorizations, franchises, and certificates).  Schedule 4.16(b) lists each material

Governmental Authorization held by any Company and identifies any such Governmental Authorization which has a “change in control” clause.  Each Company has complied in all material respects with all applicable Governmental Authorizations.  All material Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.  Except as set forth in Schedule 4.16(b), no Person other than the Companies owns or has any proprietary, financial or other interest (direct or indirect) in any Governmental Authorizations which the Companies own, possess or use in the operation of the Business as now or previously conducted.

4.17     Environmental Matters.

(a)        Except as set forth on Schedule 4.17(a), each Company and the Real Property are, and during the five years prior to the Closing Date have been, in material compliance with all applicable Environmental Laws.

(b)        Except as set forth on Schedule 4.17(b), each Company has obtained, maintained in full force and effect, and is and during the five years prior to the Closing Date has been in material compliance with the terms of all Governmental Authorizations, permits, licenses, certificates of compliance, approvals and other authorizations required under Environmental Laws necessary to conduct the Business.

(c)        Except as set forth on Schedule 4.17(c), no Company has, within the past five years, received any written notice of material violations or material liabilities arising under Environmental Laws relating to any Company or any of its facilities (including the Real Property) or, to Seller’s Knowledge, such facilities (including the Real Property) while they were owned or operated by any predecessor that remains pending or unresolved and there are no circumstances, events or occurrences that are reasonably likely to result in the receipt of such notice.  No Litigation is pending or, to Seller’s Knowledge, threatened against any Company or relating to any of the Real Property before any Governmental Entity under any Environmental Law, and neither such Company nor any of the Real Property is subject to any Order pursuant to any Environmental Law.

(d)        Schedule 4.17(d) describes any instance in which any Company or, to Seller’s Knowledge, any predecessor owner or operator of any Company’s Real Property has generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, released, transported or disposed, or arranged for the transport or disposal of Hazardous Materials on, from, under or about any part of the Real Property, any property previously owned or occupied by any Company, or any other property in violation of Environmental Laws or in a manner reasonably likely to give rise to liability for any Company under Environmental Laws.

(e)        Except as set forth on Schedule 4.17(e), no underground storage tanks are or, to Seller’s Knowledge, have in the past been located on or under any of the Real Property.

(f)        Except as set forth on Schedule 4.17(f), (i) no Company has received a written notification (A) alleging that any Company is a potentially responsible party (“PRP”) or has liability under the Comprehensive Environmental Response, Compensation, and Liability Act,

as amended (“CERCLA”) or an analogous state law with respect to any Company facilities (including the Real Property) and operations thereat or, to Seller’s Knowledge, such facilities (including the Real Property) while they were owned or operated by any predecessor; or (B) requesting information pursuant to Section 104(e) of CERCLA or an analogous state law from any Company with respect to any Company’s facilities (including the Real Property) and operations thereat or, to Seller’s Knowledge, such facilities (including the Real Property) while they were owned or operated by any predecessor and (ii) there are no circumstances, events or occurrences that are reasonably likely to result in the receipt of a notice as described in clause (i) of this Schedule 4.17(f).

(g)        Except as set forth on Schedule 4.17(g), Seller has provided Buyer with complete and correct copies of all audits, assessments, inspections, reports, and correspondence in the possession or control of any Company and relating to material environmental matters relating to any Company or any of its facilities (including the Real Property).

4.18     Employees and Independent Contractors.

(a)        Schedule 4.18(a) lists each Owner Operator and each Business Employee as of the Closing, and includes the following information with respect to each such individual: status (employee or Independent Contractor); original hire or engagement date; employing entity; annualized salary or rate of pay; status as exempt or non-exempt under the Fair Labor Standards Act; leave status (including duration of leave and expected return to work date); details of any applicable visa of any such individual; and details of any co-employment relationship.  Schedule 4.18(a) identifies all Business Employees who are not employed by any Company “at will” and all Contracts with Independent Contractors that may not be terminated by the applicable Company without notice or penalty.

(b)        Except as set forth on Schedule 4.18(b), each Company has not entered into and is not currently negotiating any employment, consulting, severance, retention, change of control or similar contract with any Person.

(c)        To Seller’s Knowledge, no executive Business Employee or Independent Contractor of any Company and no group of Business Employees or Independent Contractors of any Company has any plans to terminate or materially alter his, her or their employment or engagement.

(d)        No Company is a party to and has never been bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated.  There are no labor disputes existing or, to Seller’s Knowledge, threatened involving, by way of example, organizing activity, strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees of any Company and no Company has experienced any material labor difficulties during the last five years.

(e)        All wages, salaries, commissions, bonuses and other compensation are paid and/or accrued for on the monthly financial statements for the period then ended in the Ordinary Course of Business.  Since the Latest Financial Statements no Company has incurred any wages, salaries, commissions, bonuses and other compensation outside the Ordinary Course of Business except as set forth on Schedule 4.18(e).

(f)        Each Business Employee and Independent Contractor of each Company is lawfully authorized to work in the United States.

(g)        Except as set forth on Schedule 4.18(g), no Company is subject to any order, settlement or consent decree with any present or former Business Employee, employee representative or other Person, including any Governmental Entity, relating to claims in respect of employment or labor practices and policies (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration).  No Governmental Entity has issued a judgment, order, decree or finding with respect to the labor or employment practices (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration) of any Company.

(h)        Except as set forth on Schedule 4.18(h), each Company is and has been throughout the six year period prior to the Closing in compliance in all material respects with all applicable Laws and Orders relating to the employment of labor.

(i)         The Companies’ Contracts and other understandings with Independent Contractors comply with the Federal Leasing Regulations under 49 CFR Part 376.  Except as set forth on Schedule 4.18(i), such Contracts constitute a bona fide agreement whereby such individuals are independent contractors to, and are not employees of, the Companies, and there is no Litigation pending or, to Seller’s Knowledge, threatened at law or in equity by or before any Governmental Entity that challenges (i) any Company’s compliance with any Laws relating to the retention or classification of independent contractors, (ii) the independent contractor nature of such Contracts or any Independent Contractor’s work status, or (iii) other understandings or arrangements pertaining to any Independent Contractor of any nature whatsoever.

(j)         No Company is, or has been at any time during the three year period prior to the Closing, a contractor or subcontractor under Executive Order 11246.

(k)        Since the date that is one year prior to the Closing Date, neither any Seller nor any of the Companies have taken any action that is reasonably likely to cause Buyer or the Companies to be subjected to any liability under the WARN Act or any similar state statute.

4.19     Employee Benefits.

(a)        Schedule 4.19(a) includes a true and complete list of each Plan, and each Plan has been furnished or made available to Buyer.

(b)        Each of the Plans intended to be qualified under Section 401(a) of the Code, (i) satisfies the requirements of such Section, (ii) is maintained pursuant to a prototype document approved by the IRS for which a separate determination letter is not required, or has received a favorable determination letter from the IRS regarding such qualified status, (iii) has been amended to the extent required by applicable Laws and (iv) has not been otherwise amended or operated in a way which would adversely affect such qualified status.

(c)        Each Company and each of its respective ERISA Affiliates has performed all material obligations, whether arising by operation of any Law or by contract, required to be performed by them in connection with the Plans, and to Seller’s Knowledge, there have been no material defaults or violations by any other party to the Plans.

(d)        (i) Each of the Plans has been operated and administered in all material respects in accordance with the documents and instruments governing the Plan and applicable Law, (ii) all material reports and filings with Governmental Entities required in connection with each Plan have been timely filed or furnished in accordance with applicable Law and (iii) all material disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely furnished in accordance with applicable Law.

(e)        Neither any Company nor any of their respective ERISA Affiliates contribute to or has any obligation to contribute to, or has at any time within the last six years contributed to or had an obligation to contribute to, and no Plan is, (i) a  “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.  Each Plan may be unilaterally amended or terminated in its entirety as of the Closing without any liability except as to benefits accrued thereunder prior to such amendment.

(f)        True, correct and complete copies of each of the Plans and related trusts and services agreements and audits, if applicable, including all amendments thereto, have been made available to Buyer.  There has also been furnished to Buyer, with respect to each Plan and to the extent applicable:  (i) the most recent annual or other reports filed with any Governmental Entity, (ii) the insurance contract or other funding arrangement and all amendments thereto, (iii) the most recent summary plan description, and all summaries of material modification thereto, (iv) the most recent determination letter, opinion letter or advisory letter issued by the IRS and (v) copies of any material notices, letters or other correspondence from any Governmental Entity.  There is no Litigation, pending (other than routine claims for benefits) or, to Seller’s Knowledge, threatened against, or with respect to, any of the Plans or their assets.

(g)        In connection with the consummation of the transaction contemplated by this Agreement, no payments, acceleration of vesting or benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated herein or under the Plans that, in the aggregate, would result in the imposition of the loss of deduction imposed under Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code) or the excise tax under Section 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(h)        No Plan provides retiree medical, retiree life insurance or other retiree fringe benefits to any person, and neither any Company nor any of their respective Affiliates is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder.

(i)         Each Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code complies with the requirements of such Section, and no service provider is entitled to a gross-up or similar payment for any Tax or interest that may be due under such Section.

(j)         No act, omission or transaction of or by any Company (or, to Seller’s Knowledge, of any other Person) has occurred that would result in imposition on any Company, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(k)        The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement does not and will not (either alone or upon the occurrence of any additional or subsequent events) (i) require any Company or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan that it otherwise would in the absence of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) create or give rise to any additional vested rights or service credits under any Plan.

4.20     Debt; Guarantees.  Schedule 4.20 sets forth by category (a) all Company Indebtedness, (b) all Affiliated Indebtedness, and (c) all Assumed Indebtedness, including the aggregate amount of each category of Indebtedness, and describes by category any Encumbrances on any Assets which secure the same such Indebtedness, in each case as of the Closing.

4.21     Customers.  Schedule 4.21 sets forth the ten largest customers of the Companies (measured by aggregate billings) during (a) the fiscal year ending on the Last Audited Fiscal Year End and (b) the 10-month period ending on the Latest Balance Sheet Date.  Except as set forth on Schedule 4.21, the relationships of the Companies with such customers are good commercial working relationships and, since the Last Audited Fiscal Year End, none of such customers has canceled, terminated or otherwise materially altered or diminished, or notified any Company in writing (or, to Seller’s Knowledge, in any other manner) of any intention to do any of the foregoing, or otherwise threatened in writing (or, to Seller’s Knowledge, in any other manner) to cancel, terminate or materially alter or diminish its relationship with any Company.

4.22     Affiliated Transactions.  Schedule 4.22 sets forth each Contract, transaction, Indebtedness, payable, receivable or other arrangement between any Company, on the one hand, and any Seller, another Company or any of their respective Affiliates, on the other hand (the “Affiliated Transactions”).  Except as set forth on Schedule 4.22, each Company conducts the Business independent from Seller and its Affiliates (other than the Companies), and does not rely on Seller or its Affiliates (other than the Companies) for any support or services.

4.23     Bank Accounts.  Schedule 4.23 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which any Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations, (a) the name of each person authorized by such Company to draw thereon or to have access to any safe deposit box or vault, (b) the purpose of each such account and (c) any power of attorney or other instrument to act on behalf of such Company in matters concerning its business or affairs.  All such accounts, credit lines, safe deposit boxes and vaults are maintained by the applicable Company for normal business purposes and no such proxy, power of attorney or other like instrument is irrevocable.

4.24     Safety Rating.  Except as set forth on Schedule 4.24, each Company has now, and for the five (5) year period ending on the Closing Date, have maintained, an overall “Satisfactory” safety rating, and maintain Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the seven categories assessed by the DOT in connection therewith.  To Seller’s Knowledge, there are no issues, deficiencies or violations which would adversely affect such safety rating or CSA Scores.  Neither Seller nor any of the Companies have received any notice of any intended, pending or proposed audit of the Business by the DOT or any other Governmental Entity having jurisdiction over any of the Companies’ operation of the Business.

4.25     Anti-Bribery.  Since the commencement of the operation of the Business:

(a)        No Company, or, to Seller’s Knowledge, any of its directors, officers, Business Employees, agents or representatives (i) has taken any action, or has failed to take any action, directly or indirectly, that would result in a violation of the U.S.  Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any analogous anticorruption Laws applicable to such Company or (ii) has directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to any Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of:  (A) influencing any act or decision of a Government Official, including a decision to fail to perform official functions, (B) inducing any Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Government Official to use influence with any Governmental Entity in order to assist such Company in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.

(b)        Each Company has conducted the Business in compliance with the FCPA and other applicable anticorruption Laws.  No Litigation or investigation by or before any Governmental Entity involving any Company, with respect to the FCPA or other applicable anticorruption Laws is pending or, to Seller’s Knowledge, threatened.  No civil or criminal penalties have been imposed on any Company with respect to violations of the FCPA or any other applicable anticorruption Laws nor have any disclosures been submitted by any Company to the U.S. Government or any other Governmental Entity with respect to violations of the FCPA or any other applicable anticorruption Laws.

(c)        The Business has been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering Laws of all jurisdictions in which each Company operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administrated or enforced by any Governmental Entity (collectively, the

“Money Laundering Laws”).  No Litigation by or before any Governmental Entity involving any Company under any Money Laundering Laws is pending or, to Seller’s Knowledge, threatened.

4.26     Availability of Documents.  Seller has made available to Buyer true, correct and complete copies of the items referred to in the Schedules referenced in Article III and this Article IV (and in the case of any items not in written form, a written description of all material facts relating thereto or material terms thereof).

4.27     Disclosure.  No representation or warranty or other statement made by any Seller in this Agreement, the Schedules referenced in Article III and this Article IV or supplements thereto, the other Transaction Documents or any certificate delivered by Seller or any Company pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

V.         Representations and Warranties of Buyer

Buyer and Buyer Holdco jointly and severally represent and warrant to Seller that the statements contained in this Article V are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article V will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V.

5.1       Incorporation; Power and Authority.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all necessary power and authority to execute, deliver and perform this Agreement.

5.2       Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by all necessary company action.  This Agreement and each other Transaction Document to which Buyer is a party have been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception.

5.3       No Breach; Consents.  The execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer will be a party by Buyer does not and will not (a) contravene any provision of the Organizational Documents of Buyer; (a) violate or conflict with any Law, Order or Governmental Entity; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; or (c) require any Governmental Authorization.

5.4       Brokerage.  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which Seller is or could become liable or obligated.

5.5       Securities.  Buyer is acquiring the Equity Interests for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities Law.  Buyer acknowledges that none of the Equity Interests may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities Law.  Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Equity Interests.

5.6       Reorganization Treatment.  To Buyer’s knowledge, the Mergers will qualify as “reorganizations” within the meaning of Section 368 of the Code.

VI.       Agreements of Seller

6.1       Affiliated Transactions and Affiliated Indebtedness.  Except as set forth on Schedule 6.1, Seller has caused (a) all intercompany accounts or any other receivables, payables or Indebtedness in effect immediately before the Closing between any Company, on the one hand, and any Seller, another Company or any of their respective Affiliates, on the other hand (“Affiliated Indebtedness”), to be paid in full at or before Closing (and have caused any Encumbrances relating to such Affiliated Indebtedness to be released and/or terminated) and (b) have caused the Affiliated Transactions on Schedule 2.4(i) to be terminated at or before Closing.

6.2       Excluded Assets.  Immediately prior to the Closing, the applicable Companies shall assign, convey and deliver to Seller the Excluded Assets and Seller shall assume any and all liabilities or obligations relating to or arising from the Excluded Assets, pursuant to an assignment in form and substance reasonably satisfactory to Buyer (the “Excluded Assets Assignment”).  For the avoidance of doubt, Seller will retain and Buyer will not purchase or acquire, directly or indirectly, from Seller, any of the Excluded Assets.

6.3       Non-Competition; Non-Solicitation.

(a)        For a period of five years from the Closing Date, no Seller shall, directly or indirectly on behalf of himself or on behalf of any other Person, (i) conduct or engage in, or assist any other Person (other than Buyer and its affiliates) in conducting or engaging in, a business in Alabama, Arizona, California, Indiana, Missouri and contiguous states (Arkansas, Illinois, Iowa, Kansas, Kentucky, Nebraska, Oklahoma and Tennessee), New York, Texas, Utah, which is the same as or substantially similar to the Business as conducted or proposed to be conducted at the Closing, including as a shareholder, consultant, partner, joint venturer, owner, lender, beneficiary, principal, member, director, manager, officer, employee or in any other capacity, of any Person that is conducting such business, (ii) solicit or induce or participate in any way in the solicitation or inducement of any individual who is or was, at any time during the 12-month period preceding the Closing, a Business Employee, officer, or contractor (including the Independent Contractors) of any Company to (iii) terminate or otherwise alter his or her employment or relationship with such Company or (iv) offer employment to or hire or engage any such individual for the purpose of engaging in the Business, (v) solicit the business of, or trade with, any Person that is (or was at any time during the 12-month period preceding the Closing) a customer of any Company with respect to the services provided by such Company for the purpose of engaging in the Business, (vi) induce, or otherwise solicit, any customers with whom any Company has done business at any time prior to the Closing to terminate or otherwise curtail or impair their business relationship with such Company or (v) make, publish, communicate or take any action, or cause or induce or encourage any Person to make, publish, communicate or take any action, to disparage or otherwise make any negative comments about Parent, Buyer, the Companies or any of their respective Affiliates or their respective direct or indirect officers, directors, employees, equityholders, agents, products or services.

(b)        Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Seller from purchasing and holding as a passive investment less than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with Buyer or the Business.  For avoidance of doubt, the Parties acknowledge and agree Seller’s ownership of the Parent Stock pursuant to this Agreement shall not be a violation of this Section 6.3(b).

(c)        Seller agrees to the covenants contained in this Section 6.3 in partial consideration for the Purchase Price set forth in Article II.  Seller agrees that any Claim for breach of this Section 6.3 against Seller may be brought by Buyer or any of its Affiliates.

(d)        Seller acknowledges and agrees that the covenants contained in this Section 6.3 are fair and reasonable and of a special unique character which gives them peculiar value and exist in order to protect Buyer’s investment in the Business and the Equity Interests purchased under this Agreement, including the protection of the goodwill transferred herewith, and that Buyer would not have entered into this Agreement without such covenants being made.  However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, or both, as the case may be, the Parties intend for the covenants to be modified by the court, and expressly request that the court make such modification, so that such covenants shall be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity.  By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable States and other applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Seller further acknowledges that monetary damages alone will not be an adequate remedy for any breach of any of the covenants contained in this Section 6.3, and accordingly, Seller expressly agrees that, in addition to all other remedies which Buyer or its Affiliates may have, they shall be entitled to injunctive relief, both preliminary and permanent, in any court of competent jurisdiction.

6.4       Landlord Consents.  Within fifteen (15) days of the Closing, Seller shall deliver to Buyer consents evidencing all landlord approvals required for the transfer of the Real Property Leases.

6.5       Annual Financial Statements.  Within fifteen (15) days of the Closing, seller shall deliver to Buyer the Annual Financial Statements for the year ended December 31, 2016 in final form as approved and issued by the Company’s independent auditors.

6.6       Minimum Equity of Seller.  Seller agrees that at all times for the three (3) year period immediately following the Closing, Seller will have a Net Equity Value of not less than Five Million Dollars ($5,000,000), and provide quarterly financial statements to Buyer in a form reasonably satisfactory to Buyer confirming the Net Equity Value of Seller.  For purposes of this Section 6.6, “Net Equity Value” means the fair market value of Seller’s assets in excess of Seller’s liabilities.

VII.     Agreements of Buyer

7.1       Books and Records, Access After the Closing Date.  Buyer will hold all the books and records of the Companies existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time for a period of not less than three years from the Closing Date.  After the Closing Date, (a) Buyer will afford Seller and its accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of the Companies to the extent required in order to prepare Seller’s Tax Returns and (a) Buyer will make available to Seller upon written request and at the expense of Seller, but consistent with Buyer’s reasonable business requirements, reasonable assistance of any of the Companies’ personnel whose assistance or participation is required by Seller, in anticipation of, or preparation for, existing or future litigation or other matters in which Seller is involved related to the Companies.

7.2       Additional Covenants.  [*]

7.3       [*]

VIII.    Indemnification

8.1       Indemnification by Seller.

(a)        Subject to the limitations herein, Seller agrees to indemnify, defend and hold harmless Parent, Buyer, each Company, their respective Affiliates (other than Seller) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively, the “Buyer Indemnified Parties”) against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties contained in Article III or IV or any instrument or any closing certificate delivered by or on behalf of any Seller pursuant to this Agreement, (ii) any breach of any of the covenants or other agreements of any Seller contained in this Agreement or (iii) the Retained Liabilities, net of any insurance proceeds actually received by the Buyer Indemnified Parties with respect to such Loss (reduced by deductibles paid, and any costs of collection)  (clauses (i) through (iii), collectively “Buyer Losses”).  [*]

(b)        Subject to Section 8.1(c), Seller will be liable to the Buyer Indemnified Parties for Buyer Losses resulting from breaches or inaccuracies of any of the representations and warranties contained in Article IV (other than the Fundamental Representations) (“Buyer Basket Losses”) only if the sum of the aggregate amount of all Buyer Basket Losses exceeds $1,050,000

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.4

(the “Buyer Basket Amount”), in which case Seller will be liable for the aggregate amount of all Buyer Basket Losses; provided that this Section 8.1(b) shall not apply to any Buyer Losses arising from fraud or intentional misrepresentation.  Claims for Buyer Basket Losses relating to any single matter or series of related matters shall be excluded from the Buyer Basket Amount unless the aggregate amount of such claims exceeds $50,000.

(c)        Notwithstanding anything to the contrary in this Agreement, except for Buyer Losses arising from Seller’s breach of any Fundamental Representation, fraud, or intentional misrepresentation on the part of any Seller, in no event shall Seller be liable for aggregate Buyer Basket Losses in excess of $5,000,000.  In no event shall Seller be liable for aggregate Buyer Losses resulting from Seller’s breach of any Fundamental Representation in excess of the Purchase Price.  The limitations set forth in this Section 8.1(c) shall not apply to Buyer Losses caused by fraud or intentional misrepresentation on the part of Seller.

(d)        If a Buyer Indemnified Party has a claim for indemnification under this Section 8.1, Buyer will deliver to Seller one or more written notices of Buyer Losses (i) in the case of a breach or inaccuracy of Article IV (other than the Fundamental Representations), prior to the General Survival Date, (ii) in the case of a breach or inaccuracy of the representations and warranties contained in Section 4.11 or Section 4.19, at any time prior to 60 days following the expiration of the applicable statute of limitations, (iii) in the case of a breach or inaccuracy of the representations and warranties contained in Section 4.17, at any time prior to the date that is 18 months immediately following the Closing; (iv) in the case of any Retained Liabilities or a breach or inaccuracy of the Fundamental Representations (other than the representations and warranties contained in Section 4.11,  Section 4.17 or Section 4.19) at any time, and (v) in the case of any breach of any covenant or other agreement of Seller contained in this Agreement, at any time prior to 60 days following the expiration of the applicable statute of limitations.  Seller will have no liability for a Buyer Loss under this Section 8.1 unless the written notice required by the preceding sentence for such Buyer Loss is given by the applicable deadline.  Any written notice will state in reasonable detail the basis for such Buyer Loss to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and the amount of the Buyer Loss claimed, if then known by any of the Buyer Indemnified Parties.  If such written notice (or an amended notice) states the amount of the Buyer Loss claimed and Seller notifies Buyer that Seller does not dispute the claim described in such notice or fail to notify Buyer within 20 Business Days after delivery of such notice by Buyer whether Seller disputes the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be deemed admitted by Seller, and Seller will indemnify the applicable Buyer Indemnified Parties for such Buyer Loss in accordance with Section 8.1(e).  If Seller has timely disputed the liability of Seller with respect to such claim, Seller and Buyer will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Seller’s notice after which the Parties may pursue any remedies available to them under this Agreement.  If a written notice does not state the amount of the Buyer Loss claimed, such omission will not preclude any Buyer Indemnified Party from recovering from Seller the amount of the Buyer Loss with respect to the claim described in such notice if any such amount is promptly provided after it is determined.  In order to assert its right to indemnification under this Article VIII, Buyer will not be required to provide any notice except as provided in this Section 8.1(d).

(e)        Following a Seller Liability Determination with respect to a Buyer Loss, Seller shall pay to Buyer (on behalf of the applicable Buyer Indemnified Party) an amount of cash (in immediately available funds) equal to the amount of such Buyer Loss within five (5) Business Days of the date of such Seller Liability Determination.

(f)        To secure Seller’s performance of its indemnity obligations under Section 8.1, Seller shall grant to Buyer a security interest under Article 9 of the Uniform Commercial Code as currently effective in the State of Delaware in the Holdback Shares in accordance with the terms of that certain pledge agreement, by and between Seller and Buyer, dated as of even date herewith (the “Pledge Agreement”).

(g)        The Holdback Shares shall be released from the obligations under the Pledge Agreement as set forth in the Pledge Agreement, as allowed pursuant to the “safe harbor” provisions of Rev.  Proc.  84-42.  Notwithstanding the Pledge Agreement, the Holdback Shares are and will be considered issued and outstanding shares of Parent.  Subject to the Pledge Agreement, Seller shall have all rights associated with the ownership of the Holdback Shares while they remain issued to Seller and are subject to the Pledge Agreement, including but not limited to voting rights, dividend rights, rights issues and warrants issues, all in compliance with Rev. Proc.  84-42.

(h)        Notwithstanding the provisions of this Section 8.1, the Parties acknowledge and agree that [*].

8.2       Indemnification by Buyer.

(a)        Buyer and Buyer Holdco jointly and severally agree to indemnify, defend and hold harmless Seller, its Affiliates (other than the Companies) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively the “Seller Indemnified Parties”) against any Loss, arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Buyer contained in Article V, the Subscription Agreement, or any closing certificate delivered by or on behalf of Buyer pursuant to this Agreement, (ii) any breach of any of the covenants or other agreements of Buyer contained in this Agreement, or (iii) any Loss arising from or related to the Seller Guaranties included on Schedule 7.2 (clauses (i) through (iii), collectively, “Seller Losses”).

(b)        Notwithstanding anything to the contrary in this Agreement, except for Buyer’s obligation to pay the Purchase Price to Seller in accordance with Section 2.2(a) and Seller Losses arising from fraud or intentional misrepresentation on the part of Buyer, in no event shall Buyer be liable for aggregate Seller Losses in excess of the Purchase Price.

(c)        If a Seller Indemnified Party has a claim for indemnification under this Section 8.2(c), Seller will deliver to Buyer one or more written notices of Seller Losses prior to the prior to the date that is [*] immediately following the Closing.  Buyer will have no liability under this Section 8.2(c). unless the written notices required by the preceding sentence are given by the applicable deadline.  Any written notice will state in reasonable detail the basis for such Seller Losses to the extent then known by Seller and the nature of the Seller Loss for which indemnification is sought, and the amount of the Seller Loss claimed, if then known by any of the

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.4

Seller Indemnified Parties.  If such written notice (or an amended notice) states the amount of the Seller Loss claimed and Buyer notifies Seller that Buyer does not dispute the claim described in such notice or fail to notify Seller within 20 Business Days after delivery of such notice by Seller whether Buyer disputes the claim described in such notice, the Seller Loss in the amount specified in Seller’s notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Loss to Seller (on behalf of the applicable Seller Indemnified Party).  If Buyer has timely disputed its liability with respect to such claim, Buyer and Seller will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Buyer’s notice, after which the Parties may pursue any remedy available to them under this Agreement.  If a written notice does not state the amount of the Seller Loss claimed, such omission will not preclude any Seller Indemnified Party from recovering from Buyer the amount of Seller Loss with respect to the claim described in such notice if any such amount is promptly provided once determined.  In order to assert its right to indemnification under this Article VIII, Seller will not be required to provide any notice except as provided in this Section 8.2(c).

(d)        Buyer will pay the amount of any Seller Loss to Seller (on behalf of the applicable Seller Indemnified Party) in cash within 10 Business Days following the determination of Buyer’s liability for and the amount of a Seller Loss (whether such determination is made pursuant to the procedures set forth in this Section 8.2(d), by agreement between Seller and Buyer or by Court Direction).

8.3       Third Party Action.

(a)        Buyer will give Seller prompt written notice (a “Third Party Claim Notice”) of the commencement of any Litigation instituted by any third party for which any Buyer Indemnified Party reasonably believes that it is entitled to indemnification pursuant to Section 8.1 (any such third party action or proceeding being referred to as a “Third Party Action”).  The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such Third Party Claim Notice.  The failure to promptly deliver a Third Party Claim Notice will not affect any Buyer Indemnified Party’s right to indemnification except to the extent such failure has materially and adversely affected the applicable Seller Indemnifying Parties’ ability to defend successfully such Third Party Action

(b)        Subject to Section 8.3(c), Seller shall have the right and the obligation to contest and defend any such Third Party Action on behalf of the applicable Buyer Indemnified Party.  Such contest and defense will be conducted by attorneys retained and paid by Seller and reasonably satisfactory to Buyer.  Any Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such requested contest and defense and to be represented by attorneys of its own choosing.  If a Buyer Indemnified Party elects to participate in such defense, such Buyer Indemnified Party will cooperate with Seller in the conduct of such defense.  If Seller has been requested to contest and defend such Third Party Action, the applicable Buyer Indemnified Parties will cooperate with Seller to the extent reasonably requested by Seller in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of such Buyer Indemnified Party if relevant to the defense of such Third Party Action; provided,  however, that such cooperation will not unduly disrupt the operations of the business of such Buyer Indemnified Party or cause such Buyer Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Buyer Indemnified Party to become public.

(c)        If a Buyer Indemnified Party requests that Seller contest and defend a Third Party Action but later determines that Seller is not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Buyer Indemnified Party at any time after requesting Seller to do so, a Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at Seller’s cost and expense.

(d)        Neither a Buyer Indemnified Party, on the one hand, nor Seller, on the other hand, may concede, settle or compromise any Third Party Action without the consent of the other, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, (i) if a Third Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy, (ii) if a Third Party Action seeks damages in excess of the amount by which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article VIII, or (iii) if the subject matter of a Third Party Action relates to the ongoing business of any Buyer Indemnified Party, which Third Party Action, if decided against any Buyer Indemnified Party, would materially adversely affect the ongoing business or reputation of any Buyer Indemnified Party, such Buyer Indemnified Party alone will be entitled to settle such Third Party Action.

8.4       Sole and Exclusive Remedy.  In connection with the Closing, the Parties will have available to them all remedies available under Law, including specific performance or other equitable remedies.  The rights set forth in Sections 8.1,  8.1(h)  and, to the extent applicable, 8.3 will be the exclusive remedy for (a) any breach or inaccuracy of any of the representations and warranties contained in Articles III through V of this Agreement or (b) any breach of any of the covenants and agreements contained in Sections 6.1 and Article VII  (other than Section 7.1).  Notwithstanding the foregoing, nothing herein shall prevent any of the Buyer Indemnified Parties or Seller Indemnified Parties from bringing an action based upon allegations of fraud or intentional misrepresentation.

8.5       No Circular Recovery.  Effective as of the Closing, Seller hereby waives and releases any and all rights that Seller may have under this Agreement or otherwise (including pursuant to the Organizational Documents of any Company) for contribution or reimbursement from any Company for any action taken or not taken by Seller or such Company at or prior to the Closing with respect to any matter that gives rise to a Buyer Loss for which a Seller Liability Determination is made pursuant to this Article VIII.

8.6       Tax Adjustment.  To the extent permitted by applicable Law, Seller and Buyer shall treat any payment made to a Buyer Indemnified Party under this Article VIII as an adjustment to the Purchase Price for U.S. federal and applicable state Income Tax purposes, and shall complete and file all Tax Returns consistent with such treatment.

8.7       Types of Losses.  Notwithstanding any other term herein, neither Seller nor Buyer will be obligated to any other Person for any exemplary or punitive damages or Losses based thereon relating to the breach of any representation, warranty, covenant or other agreement in this Agreement or in any ancillary document), except to the extent payable to a third party with respect to a Third Party Action.

8.8       Survival.  Subject to the time limitations set forth in Section 8.1(d) and Section 8.2(c), all representations, warranties, covenants and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

8.9       Materiality.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of any representation, warranty, covenant or other agreement in this Agreement or for purposes of calculating the amount of Losses incurred by any indemnified party arising out of or resulting from any such breach, any references to a “Material Adverse Effect” or “materiality” (or other correlative terms) will be disregarded.

8.10     Investigation.  The Buyer Indemnified Parties’ rights to indemnification pursuant to this Article VIII will not be affected by the knowledge of, or any investigation undertaken or made by, Buyer or any of its directors, officers, employees, consultants, agents, accountants, attorneys or other representatives, Affiliates, successors or assigns prior to the Closing.

IX.       Holdback

9.1       Holdback Shares; Expiration of Holdback.  On the Closing Date, Parent shall issue the Holdback Shares to Seller in accordance with Section 2.2(a)(iii).  The Holdback Shares shall be subject to the Pledge Agreement in accordance with the terms of the Pledge Agreement and this Section 9.1.  The Holdback Shares shall be subject to the Pledge Agreement until the General Survival Date; provided,  however, that the Pledge Agreement shall not terminate, and the Holdback Shares shall remain subject to the Pledge Agreement, until all unresolved Buyer Claims for which a claim has been made pursuant to Article VIII prior to the General Survival Date with respect to facts and circumstances existing prior to the General Survival Date have been resolved (each, a “Resolved Claim”) (a) pursuant to the procedures set forth in Section 8.1(d), (b) by agreement between Buyer and the Seller or (c) by Court Direction (the “Extended Expiration Date”).

9.2       Release of Holdback Shares from Pledge Agreement.  On the General Survival Date or the Extended Expiration Date, as applicable, Buyer shall release its security interest in that number of Holdback Shares then issued and outstanding and subject to the Pledge Agreement (after taking into account any Holdback Shares surrendered to Buyer pursuant to the Pledge Agreement).

X.         Tax Matters

10.1     Tax Returns; Payment of Taxes.

(a)        Seller shall prepare, or cause to be prepared, all Tax Returns of the Companies for all Pre-Closing Date Tax Periods that are required to be filed after the Closing Date, and shall designate a special officer approved by Buyer to sign such Tax Returns after the Closing Date.  Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies except to the extent otherwise required by this Agreement or applicable Law.  Reasonably in advance of the due date for filing of each such Tax Return, which in the case of Income Tax Returns shall be no later than 30 days prior to the due date for filing each such Tax Return, Seller shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and comment. Seller shall include in the Tax Return all reasonable comments provided by Buyer with respect to any such draft copy.  Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Seller.  Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Date Tax Period, Seller shall pay to Buyer or any applicable Tax Governmental Entity the amount of any Seller Taxes with respect to such Tax Return.

(b)        Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies for all Straddle Periods.  Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies, except to the extent otherwise required by this Agreement or applicable Law.  Reasonably in advance of the due date for filing of each such Tax Return, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and comment.  Buyer shall include in the Tax Return all reasonable comments provided by Seller with respect to any such draft copy.  Buyer will cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy to Seller.  Not later than five days prior to the due date for payment of Income Taxes with respect to any Tax Return for Income Taxes for a Straddle Period, Seller shall pay Buyer the amount of any Seller Taxes with respect to such Tax Return.

(c)        For purposes of determining the portion of any Taxes for a Straddle Period that are Seller Taxes, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be deemed equal to the amount that would be payable if the Tax period of each Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(d)        Taxes that are imposed on any Company on a periodic basis with respect to the assets or capital of such Company shall be accrued on such Company’s Latest Balance Sheet in an amount equal to an estimate of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.  For avoidance of doubt, such prorated Taxes shall not be deemed Retained Liabilities for purposes of this Agreement.

10.2     Cooperation.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of any Company.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or any

Company (including, but not limited to, with respect to the transactions contemplated hereby).  Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Action shall be governed by Section 8.3.

10.3     Consistent Tax Treatment.  Unless otherwise required by Law, neither Parent nor Buyer shall take any position that is either inconsistent with the treatment of the transactions contemplated under this Agreement qualifying as tax-free “reorganizations” within the meaning of Section 368 of the Code (or analogous status under state, local or foreign Law) or, with respect to a specific item of income, deduction, gain, loss, or credit on any Tax Return, treat such specific item in a manner which is inconsistent with the manner such specific item is reported on a Tax Return prepared or filed by Sellers pursuant to Section 10.1(a) hereof.

10.4     Transfer Taxes.  Seller shall be responsible for the payment of all Transfer Taxes resulting from the transactions contemplated by this Agreement, if any.  Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

XI.       General

11.1     Press Releases and Announcements.  Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Companies, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer shall determine after giving Seller reasonable opportunity to review and comment on such public announcement.  The Parties acknowledge and agree that counsel of Seller and Buyer, and Headwaters MB, LLC, may include the Closing of the transaction, but not the terms of the transactions contemplated hereby or the Purchase Price on tombstones or similar notices published by the firms from time to time.

11.2     Expenses.  Except as otherwise expressly provided for in this Agreement, Seller, on the one hand, and Buyer, on the other hand, will each pay all Transaction Expenses incurred by each of them (and, in the case of Seller, by the Companies) in connection with the transactions contemplated by this Agreement, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.

11.3     Further Assurances.  On and after the Closing Date, the Parties will, and will cause their Affiliates to, from time to time after the Closing, deliver to the other Parties such documents and instruments necessary or desirable to perfect or clarify the sale of the Equity Interests and the other transactions contemplated by this Agreement and do such other things as may be reasonably requested by the other Parties (and at such Parties’ expense) in order to more effectively consummate or document the transactions contemplated by this Agreement.  From time to time after the Closing, the Parties shall cause their appropriate employees and representatives to provide the other Parties with information and data reasonably requested by such other Parties that is necessary or useful to the requesting Parties in connection with the current or former operation of the Business, or in connection with the preparation of accounting and related reports and all Tax

Returns with respect to the Companies.  The requesting Parties shall reimburse all reasonable out of pocket expenses incurred by the responding Parties in connection therewith.

11.4     Entire Agreement; Amendment and Waiver.  This Agreement, together with all Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Term Sheet.  This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except (a) in the case of any such amendment, in a writing executed by Buyer and Seller and (b) in the case of any such waiver, in a writing executed by (i) Buyer (if such waiver is sought to be enforced against Buyer) or (ii) Seller (if such waiver is sought to be enforced against any Seller).  Except as otherwise provided in this Agreement, neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the Parties are cumulative and not alternative.

11.5     Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party confirmed, if sent by electronic mail, facsimile, telecopy or other similar electronic transmission device (including an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device); provided,  however, that where a Party delivers a notice, demand or other communication by electronic mail, such Party shall cause a copy of such notice to be delivered by nationally recognized overnight courier (charges prepaid) the next business day.  Notices, demands and communications to the Parties will, unless another address is specified in writing by notice to the other Parties pursuant to this Section 11.5, be sent to the address indicated below.

If to Parent, Buyer or to the Companies:

Daseke, Inc.

15455 Dallas Parkway, Ste.  440

Addison, Texas 75001

Attn:  Don Daseke, Scott Wheeler & Soumit Roy

Facsimile No.:  972-248-0942

Email:  don@daseke.com; scott@daseke.com; soumit@daseke.com

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Attn:  Alan J. Bogdanow and Thomas Laughlin

Facsimile No.:  214-999-7857

Email:  abogdanow@velaw.com; tlaughlin@velaw.com

If to Seller:

Lyons Capital, LLC

Attn:  Phillip N. Lyons

[Personal Information Redacted]

Facsimile No.:  [Personal Information Redacted]

Email:  [Personal Information Redacted]

With a copy to (which shall not constitute notice):

Rutan & Tucker, LLP

611 Anton Blvd., Suite 1400

Costa Mesa, CA 92626

Attn:  Ellis G. Wasson and Richard Howell

Facsimile No.:  714-546-9035

Email:  ewasson@rutan.com; rhowell@rutan.com

11.6     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except that Buyer may (a) assign any of its rights under this Agreement to any Affiliate of Buyer or (a) collaterally assign any of its rights under this Agreement to any of its lenders, in each case so long as Buyer (i) remains responsible for the performance of all of its obligations under this Agreement and (ii) provides Seller with prior written notice of such assignment.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.7     No Third Party Beneficiaries.  Except as otherwise provided in Article VIII, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party.

11.8     Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile, electronic or .pdf signature will be considered an original signature.

11.9     Governing Law.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT REGARD TO ITS CHOICE

OF LAW PROVISIONS, AND THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, EVEN THOUGH UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD OTHERWISE APPLY.

11.10   Arbitration.

(a)        The Parties each agree that any and all claims, controversies or disputes that arise out of this Agreement, including but not limited to any claims relating to the construction, interpretation, enforceability or any breach of this Agreement or this agreement to arbitrate, will be settled by final and binding arbitration in Las Vegas, Nevada or such other location as may be mutually agreed by the Parties in accordance with the Commercial Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc.  (“JAMS”) then in effect.  The arbitration will be conducted before an arbitrator to be mutually agreed upon by the parties from JAMS’ panel of arbitrators.  Buyer, on the one hand, and the Seller, on the other hand, shall be equally responsible for the fees of the arbitration (provided, however, that Parties that are not a named claimant or respondent in the arbitration shall not be responsible for any portion of the costs or fees of the arbitration).  In the event that the Parties are unable to mutually agree upon the arbitrator, JAMS shall provide a slate of seven arbitrators from its arbitrator panel and Buyer, on the one hand, and the Seller, on the other hand shall have the opportunity to strike three names and rank the remaining four arbitrators in order of preference.  JAMS shall then select the highest ranked arbitrator to preside over the arbitration.  The arbitrator will have jurisdiction to determine the arbitrability of any claim.  The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, and ancillary costs and fees) available under applicable state and/or federal Law determined in accordance with Section 11.9.  Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof.  In addition to any other relief awarded, the prevailing party in any arbitration or Court Direction covered by this Agreement, as determined by the arbitrator or by Court Direction, shall be entitled to recover costs and fees.  “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and reasonable attorneys’ fees.

(b)        The Parties shall keep confidential any arbitration proceeding and any decisions and awards rendered by the arbitrator, and shall not disclose any information regarding any arbitration proceeding (including the existence of any arbitration proceeding and any resulting decisions or awards) except (i) as may be necessary to prepare for or conduct the arbitration hearing on the merits, (ii) as may be necessary in connection with a court application as contemplated by Section 11.11, (iii) to its current or prospective advisors, lenders, investors or acquirers, or (iv) as otherwise required by Law or a Court Direction.

11.11   Consent to Jurisdiction.  Each of the Parties hereby irrevocably submits to the jurisdiction of the United States District Court located in Clark County, Nevada, or any court of the State of Nevada located in the county of Clark County, Nevada in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby

(including any action to compel arbitration in accordance with Section 11.10), and agrees that any such action, suit or proceeding shall be brought only in such court; provided,  however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Nevada other than for such purpose.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

11.12   Specific Performance.  Each of the Parties acknowledges and agrees that the subject matter of this Agreement, including the Business and the Assets, is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other Parties not in default or in breach.  Accordingly, each of the Parties agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.  Each of the Parties may commence litigation for the sole purpose of seeking injunctive relief without following the procedures set forth in Section 11.10.

11.13   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.14   Construction.  The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  The Parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any Party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or agreement.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  The word “or” when used in a list shall not indicate that the listed items are exclusive of each other.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this

Agreement.  A statement that an item is listed, set forth, disclosed or described means that it is correctly listed, set forth, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

11.15   Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16   Confidentiality.  Seller expressly acknowledges and agrees that the records, books, data, and other confidential information concerning the products, services, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving the Companies obtained by Seller through Seller’s past or future affiliation with the Companies is confidential and in the nature of trade secrets and are valuable, special and unique assets of the Companies, access to knowledge of which is essential to preserve the good will and going business value of the Companies for the benefit of Buyer and its Affiliates.  In recognition of the highly competitive nature of the industry in which the Business will be conducted, Seller further agrees that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement) and heretofore or in the future obtained by any Seller as a result of Seller’s past affiliation with the Companies shall be considered confidential information (collectively, the “Confidential Information”).  In recognition of the foregoing, Seller hereby agrees that Seller will not disclose, or cause to be disclosed, any of the Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by Law or appropriate court order and written notice thereof, if practicable, is provided to Buyer not less than ten Business Days prior to such disclosure, nor shall any Seller make use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement), for Seller’s own purposes or for the benefit of any Person (except Buyer or its Affiliates) under any circumstances.

11.17   Seller Release.  Effective as of the Closing, Seller hereby releases and forever discharges each Company and each of its past and present officers, directors, employees and agents (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, actions, arbitrations, audits, hearings, investigations, litigations, suits (whether civil, criminal, administrative, investigative or informal), causes of action, orders and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, of any kind, character or nature whatsoever (“Claims”) which Seller now has or has ever had against the respective Releasees however arising and that relate in any way to Seller’s indirect or direct ownership of any Ownership Interest in any Company, including the Equity Interests.  The scope of the release shall include all Claims (a) relating to a breach of any fiduciary duty owed by the Releasees to any Company and arising from any such Ownership Interest or (b) relating to any breach of the Organizational Documents of any Company, as such may be amended; provided,  however, that the foregoing release and discharge shall not release (i) Buyer of its obligations or liabilities to Seller pursuant to this Agreement, (ii) any benefits under the welfare benefit plans, practices, policies and programs provided by any Company arising prior to the Closing in connection with the employment of Seller, or (iii) third-party claims against Seller for which Seller is covered under any officer and director insurance policy of any Company for acts on or before the Closing.  Seller understands and agrees that it is expressly waiving all Claims against the Releasees covered by this Section 11.17, including those Claims that it may not know of or suspect to exist which, if known, may have materially affected the decision to provide this Agreement, and Seller expressly waives any rights under applicable law that provide to the contrary.  Seller hereby ratifies each and every amendment to the Organizational Documents of any Company and each and every merger of any Company or any of its respective predecessors effected at a time prior to the Closing when Seller owned any Ownership Interests of such Company or any such predecessor.

11.18   Liability of Buyer Affiliates.  Neither any direct or indirect holder of Ownership Interests in Buyer, nor any past, present or future member, director, manager, officer, employee, agent, advisor, financing source or Affiliate of Buyer (other than Buyer or Parent, themselves) or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with, arising out of, or relating to or under this Agreement, any agreement contemplated by this Agreement or the transactions contemplated by this Agreement or such other agreement, and Seller hereby waives and releases all claims of any such liability and obligation.

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IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the date first written above.

PARENT:

DASEKE, INC., a Delaware corporation

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer, President and Secretary

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[Signature Pages to Purchase and Sale Agreement]

BUYER:

DASEKE RM LLC, a Delaware limited liability company

By:	Daseke Companies, Inc., its sole member

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer, President and Secretary

BUYER HOLDCO:

DASEKE COMPANIES, INC., a Delaware corporation

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer, President and Secretary

[Signature Pages to Purchase and Sale Agreement]

SELLER:

Lyons Capital, LLC

By:	/s/ Philip N. Lyons
Name:	Philip N. Lyons
Title:	Manager

[Signature Pages to Purchase and Sale Agreement]